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                                                                   EXHIBIT 10.6



                           LORECOM TECHNOLOGIES, INC.

                        DEFERRED STOCK COMPENSATION PLAN


                                    ARTICLE I

                           PURPOSE AND EFFECTIVE DATE

         1.1 Purpose. The LORECOM Technologies, Inc. Deferred Stock Compensation Plan (the "Plan") is intended to advance the interests of the Company and its shareholders by providing a means to attract and retain highly-qualified persons to serve as Officers and Directors and to promote ownership by Officers and Directors of a greater proprietary interest in the Company, thereby aligning such interests more closely with the interests of shareholders of the Company.

         1.2 Effective Date. This Plan shall become effective on the IPO Date.

                                   ARTICLE II

                                   DEFINITIONS

         The following terms shall be defined as set forth below:

         2.1 "Board" means the Board of Directors of the Company.

         2.2 "Compensation" means all or part of the cash remuneration payable to an Officer in his or her capacity as an Officer.

         2.3 "Committee" means the Compensation Committee of the Board.

         2.4 "Company" means LORECOM Technologies, Inc., an Oklahoma corporation, or any successor thereto.

         2.5 "Deferral Date" means the date Fees or Compensation would otherwise have been paid to the Participant.

         2.6 "Director" means any individual who is a member of the Board.

         2.7 "Fair Market Value" of the Shares on a given date shall be based upon either (i) if the Shares are listed on a national securities exchange or quoted in an interdealer quotation system, the last sales price or, if unavailable, the average of the closing bid and asked prices per share of the Shares on such date (or, if there was no trading or quotation in the Shares on such date, on the next preceding date on which there was trading or quotation) as provided by one of such organizations or (ii) if the


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Shares are not listed on a national securities exchange or quoted in an interdealer quotation system, the price will be equal to the Company's fair market value, as determined by the Committee in good faith based upon the best available facts and circumstances at the time.

         2.8 "Fees" means all or part of any retainer and/or fees payable to a Director in his or her capacity as a Director.

         2.9 "IPO Date" shall mean the date of closing of the initial public offering of the Company's Shares.

         2.10 "Officer" means any person so designated by the Board.

         2.11 "Participant" means a Director or Officer who defers Fees or Compensation under Article VI of this Plan.

         2.12 "Secretary" means the Corporate Secretary or any Assistant Corporate Secretary of the Company.

         2.13 "Shares" means shares of the common stock of the Company, par value $.01 per share, or of any successor corporation or other legal entity adopting this Plan.

         2.14 "Stock Units" means the credits to a Participant's Stock Unit Account under Article VI of this Plan, each of which represents the right to receive one Share upon settlement of the Stock Unit Account.

         2.15 "Stock Unit Account" means the bookkeeping account established by the Company pursuant to Section 6.4.

         2.16 "Termination Date" means the date the Plan terminates pursuant to
Section 11.8.

         2.17 "Termination of Service" means termination of service as a Director or Officer in any of the following circumstances:

              (a) Where the Participant voluntarily resigns or retires;

              (b) Where a Director is not re-elected (or elected in the case of an appointed Director) to the Board by the share holders, or an Officer is not re-elected as an Officer by the Board;

              (c) Where the Participant dies;

              (d) where a Director is removed by the Board in accordance with the provisions of the Company's Bylaws; or


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              (e) where an Officer's employment is terminated by the Company.

                                   ARTICLE III

                         SHARES AVAILABLE UNDER THE PLAN

         Subject to adjustment as provided in Article X, the maximum number of Shares that may be distributed in settlement of Stock Unit Accounts under this Plan shall not exceed 50,000. Such Shares may include authorized but unissued Shares or treasury Shares.

                                   ARTICLE IV

                                 ADMINISTRATION

         4.1 This Plan shall be administered by the Board's Compensation Committee, or such other committee or individual as may be designated by the Board. Notwithstanding the foregoing, no Director who is a Participant under this Plan shall participate in any determination relating solely or primarily to his or her own Shares, Stock Units or Stock Unit Account.

         4.2 It shall be the duty of the Committee to administer this Plan in accordance with its provisions and to make such recommendations of amendments or otherwise as it deems necessary or appropriate.

         4.3 The Committee shall have the authority to make all determinations it deems necessary or advisable for administering this Plan, subject to the limitations in Section 4.1 and other explicit provisions of this Plan.

                                    ARTICLE V

                                   ELIGIBILITY

         Each Director and Officer of the Company shall be eligible to defer Fees and Compensation under Article VI of this Plan.

                                   ARTICLE VI

                   DEFERRAL ELECTIONS IN LIEU OF CASH PAYMENTS

         6.1 General Rule. Each Director or Officer may, in lieu of receipt of Fees or Compensation, defer such Fees or Compensation in accordance with this
Article VI.

         6.2 Timing of Election. Each eligible Director or Officer who wishes to defer Fees or Compensation under this Plan must make a written election prior to the calendar year for which


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the Fees or Compensation would otherwise be paid; provided, however, that with respect to (a) any election made by a newly-elected or appointed Director or Officer ("New Participant Elections") and (b) any elections made by Directors or Officers with respect to Fees or Compensation paid on or after the Effective Date ("1999 Elections"), the following special rules shall apply: (i) with respect to any New Participant Elections, any such New Participant Elections may be made prior to the first Deferral Date after election or appointment, and (ii) with respect to any 1999 Elections, such elections shall be made prior to the Effective Date and shall be effective for any Fees paid on or after the Effective Date. An election by a Director or an Officer shall be deemed to be continuing and therefore applicable to Fees or Compensation to be paid in the future unless the Director or Officer revokes or changes such election by filing a new election form by the due date for such form as specified in this Section 6.2.

         6.3 Form of Election. An election shall be made in a manner satisfactory to the Secretary. Generally, an election shall be made by completing and filing the specified election form with the Secretary of the Company within the period described in Section 6.2. At minimum, the form shall require the Director or Officer to specify the following:

             (a) a percentage (for Directors in 25% increments, and for Officers in 5% increments), not to exceed an aggregate of 100% of the Fees or Compensation to be deferred under this Plan; and

             (b) the manner of settlement in accordance with Section 7.2.

         6.4 Establishment of Stock Unit Account. The Company will establish a Stock Unit Account for each Participant. All Fees or Compensation deferred pursuant to this Article VI shall be credited to the Participant's Stock Unit Account as of the Deferral Date and converted to Stock Units as follows: (i) with regard to a Director, the number of Stock Units shall equal the deferred Fees divided by the Fair Market Value of a Share on the Deferral Date, with fractional units calculated to three (3) decimal places; and (ii) with respect to an Officer, the number of Stock Units shall equal the deferred Compensation divided by the Fair Market Value of a Share on the first business day of the calendar quarter following the Deferral Date, with frational units calculated to three (3) decimal places.

         6.5 Credit of Dividend Equivalents. As of each dividend payment date with respect to Shares, each Participant shall have credited to his or her Stock Unit Account an additional number of Stock Units equal to: the per-share cash dividend payable with respect to a Share on such dividend payment date multiplied by the number of Stock Units held in the Stock Unit


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Account as of the close of business on the record date for such dividend divided by the Fair Market Value of a Share on such dividend payment date. If dividends are paid on Shares in a form other than cash, then such dividends shall be notionally converted to cash, if their value is readily determinable, and credited in a manner consistent with the foregoing and, if their value is not readily determinable, shall be credited "in kind" to the Participant's Stock
Unit Account.

                                   ARTICLE VII

                            SETTLEMENT OF STOCK UNITS

         7.1 Settlement of Account. The Company will settle a Participant's Stock Unit Account in the manner described in Section 7.2 as soon as administratively feasible following the earlier of (i) notification of such Participant's Termination of Service or (ii) the Termination Date.

         7.2 Payment Options. An election filed under Article VI shall specify whether the Participant's Stock Unit Account is to be settled by delivering to the Participant (or his or her beneficiary) the number of Shares equal to the number of whole Stock Units then credited to the Participant's Stock Unit Accounts, in (a) a lump sum, or (b) substantially equal annual installments over a period not to exceed three (3) years. If, upon lump sum distribution or final distribution of an installment, less than one whole Stock Unit is credited to a Participant's Stock Unit Account, cash will be paid in lieu of fractional shares on the date of such distribution.

         7.3 Continuation of Dividend Equivalents. If payment of Stock Units is deferred and paid in installments, the Participant's Stock Unit Account shall continue to be credited with dividend equivalents as provided in Section 6.5.

         7.4 In Kind Dividends. If any "in kind" dividends were credited to the Participant's Stock Unit Account under Section 6.5, such dividends shall be payable to the Participant in full on the date of the first distribution of Shares under Section 7.2.

                                  ARTICLE VIII

                                 UNFUNDED STATUS

         The interest of each Participant in any Fees or Compensation deferred under this Plan (and any Stock Units or Stock Unit Account relating thereto) shall be that of a general creditor of the Company. Stock Unit Accounts, and Stock Units (and, if any, "in kind" dividends) credited thereto, shall at all times be maintained by the Company as bookkeeping entries evidencing unfunded and unsecured general obligations of the Company.


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                                   ARTICLE IX

                           DESIGNATION OF BENEFICIARY

         Each Participant may designate, on a form provided by the Committee, one or more beneficiaries to receive the Shares described in Section 7.2 in the event of such Participant's death. The Company may rely upon the beneficiary designation last filed with the Committee, provided that such form was executed by the Participant or his or her legal representative and filed with the Committee prior to the Participant's death.

                                    ARTICLE X

                              ADJUSTMENT PROVISIONS

         In the event any recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of shares or other securities of the Company, stock split or reverse split, or similar corporate transaction or event affects Shares such that an adjustment is determined by the Board or Committee to be appropriate to prevent dilution or enlargement of Participants' rights under this Plan, then the Board or Committee will, in a manner that is proportionate to the change to the Shares and is otherwise equitable, adjust the number or kind of Shares to be delivered upon settlement of Stock Unit Accounts under Article VII.

                                   ARTICLE XI

                               GENERAL PROVISIONS

         11.1 No Right to Continue as an Officer or Director. Nothing contained in this Plan will confer upon any Participant any right to continue to serve as an Officer or Director.

         11.2 No Shareholder Rights Conferred. Nothing contained in this Plan will confer upon any Participant any rights of a shareholder of the Company unless and until Shares are in fact issued or transferred to such Participant in accordance with Article VII.

         11.3 Change to the Plan. The Board may amend, alter, suspend, discontinue, extend, or terminate the Plan without the consent of the Participants; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant with respect to any Stock Units credited to his or her Stock Unit Account.

         11.4 Consideration; Agreements. The consideration for Shares issued or delivered in lieu of payment of Fees or Compensation will be the service of the Officer or Director during the


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period to which the Fees or Compensation paid in the form of Shares related.

         11.5 Compliance with Laws and Obligations. The Company will not be obligated to issue or deliver Shares in connection with this Plan in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any other federal or state securities law, any requirement under any listing agreement between the Company and any national securities exchange or auto mated quotation system or any other laws, regulations, or contractual obligations of the Company, until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. Certificates representing Shares delivered under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations, and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

         11.6 Limitations on Transferability. Stock Units and any other right under the Plan will not be transferable by a Participant except by will or the laws of descent and distribution (or to a designated beneficiary in the event of a Participant's death).

         11.7 Governing Law. The validity, construction, and effect of the Plan and any agreement hereunder will be determined in accordance with the laws of the State of Oklahoma, without giving effect to principles of conflicts of laws, and applicable federal law.

         11.8 Plan Termination. Unless earlier terminated by action of the Board, the Plan will remain in effect until the earlier of (i) such time as no Shares remain available for delivery under the Plan and the Company has no further rights or obligations under the Plan or (ii) June 30, 2004.


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